Exhibit 99.1

ING to Provide Sustainability Linked Revolving Credit Facility for Lafayette Square

Miami, FL & New York, NY – June 25, 2024 – Lafayette Square USA, Inc. (“Lafayette Square”), a business development company, announced today that it has entered into a new hybrid credit facility with ING Capital LLC ("ING"). The facility will be secured by a combination of Lafayette’s Square’s portfolio and the unused capital commitments of its investors and will support Lafayette Square's direct lending activities, with a primary focus on first lien senior secured loans.

The credit facility, which matures in June 2029, will provide Lafayette Square with access to a revolving line of credit, initially committed by ING and expected to grow through an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing up to $250 million. The annual interest rate applicable to borrowings under the facility will be based on a range of alternative rates, including term SOFR plus a margin of 2.70%.

In addition, the annual interest rate will be adjustable based on an innovative sustainability linked loan (“SLL”) pricing structure, with ING acting as the sole Sustainability Structuring Agent. The SLL’s key performance indicators directly reference Lafayette Square’s 2030 goals to 1) support 100,000 working-class jobs, 2) invest 50 percent of capital to support working-class communities, and 3) curate benefits for 50 percent of its portfolio companies through its Worker Solutions platform.

Along with financing, Lafayette Square offers its portfolio companies access to Worker Solutions, a custom-built platform offering interest rate step-downs to portfolio companies adopting services and HR policies designed to measurably reduce turnover and increase adoption of healthcare and retirement benefits.

“We look forward to partnering with ING as we pursue our 2030 goals regarding working class people and places,” said Damien Dwin, Founder & CEO of Lafayette Square’s parent company. “On behalf of the shareholders at Lafayette Square USA, Inc, I thank ING for creating this innovative structure aligned with our mission to stimulate economic activity in working class places while creating economic benefits for our shareholders.".”

“Lafayette Square’s credit strategy is very well aligned with our worldview and approach. By simultaneously providing middle market companies liquidity and credit, alongside resources to improve the financial resiliency of their workforces, Damien and his team are creating stronger, more productive businesses in local communities.” said Grace Fu, head of Fund Finance Americas at ING. “This SLL marks a significant milestone in the BDC market, driving credit to companies that create positive social impact,” further added Cindy Jia, director, Sustainable Finance, Americas at ING.

About ING Capital LLC

ING Capital LLC is a financial services firm offering a full array of wholesale financial lending products and advisory services to its corporate and institutional clients. ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, part of ING Groep NV (NYSE: ING), a global financial institution with a strong European base. The purpose of ING Bank is empowering people to stay a step ahead in life and in business. ING Bank's more than 60,000 employees offer retail and wholesale banking services to customers in over 40 countries. Please note that neither ING Groep NV nor ING Bank NV have a banking license in the U.S. and are therefore not permitted to conduct banking activities in the U.S.

About Lafayette Square

Lafayette Square invests in middle market companies while positively supporting people and communities. We believe the demand for capital in businesses headquartered outside of high-income places is an overlooked opportunity. We seek investment opportunities that stimulate economic growth across the United States through the creation and preservation of working-class jobs. For more information, please visit www.lafayettesquare.com.

Media Contact:

Jansel Murad

Dukas Linden Public Relations

646-722-6537

lafayettesquare@dlpr.com